Exhibit 99.1

The AZEK® Company Announces Launch of Public Offering of Class A Common Stock

Chicago, Ill., May 24, 2021 – The AZEK Company Inc. (NYSE: AZEK) (“AZEK” or the “Company”) announced today the launch of an underwritten public offering of 15,000,000 shares of its Class A common stock to be offered by certain of its selling stockholders. The selling stockholders intend to grant the underwriters a 30-day option to purchase an additional 2,250,000 shares of Class A common stock. AZEK will not receive any proceeds from the sale of the shares of Class A common stock. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed.

Barclays, BofA Securities, Goldman Sachs & Co. LLC and Jefferies are acting as joint lead book-running managers for the offering.

The offering will be made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering may be obtained from:

•	Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (888) 603-5847 or by email at barclaysprospectus@broadridge.com;

•	BofA Securities, NC1-004-03-43; 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com;

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Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, by facsimile at (212) 902-9316 or by email at prospectus-ny@ny.email.gs.com; or

•	Jefferies, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at Prospectus_Department@Jefferies.com.

A registration statement on Form S-1 relating to these securities has been filed with the U.S. Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About The AZEK® Company

The AZEK Company Inc. is an industry-leading designer and manufacturer of beautiful, low-maintenance outdoor living and building products, including TimberTech® decking and Versatex® and AZEK Trim®, and is committed to innovation, environmental sustainability and research & development. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota and recently announced a new facility will open in Boise, Idaho.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the federal securities laws. These forward-looking statements, including statements regarding the size of the public offering, represent AZEK’s expectations or beliefs concerning future events, and it is possible that the results or events described in this press release will not be achieved. Forward-looking statements involve known and unknown risks, uncertainties and assumptions. AZEK does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as required by law.

Investor Relations Contact:

Amanda Cimaglia

312-809-1093

ir@azekco.com

Media Contact:

Amy Widdowson

(650) 597-7132

AZEKquestions@zenogroup.com

Source: The AZEK Company Inc.